EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The Participants and Administrator
Ryder System, Inc. 401(k) Savings Plan:
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-134113) of Ryder System, Inc. of our report dated May 22, 2008 relating to the net assets available for plan benefits of the Ryder System, Inc. 401(k) Savings Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for plan benefits for the years then ended and the supplementary information included in Schedule I, which report appears in the December 31, 2007 annual report on Form 11-K of the Ryder System, Inc. 401(k) Savings Plan.
/s/ PricewaterhouseCoopers LLP
Miami, Florida
May 22, 2008

 32